SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	January 18, 2008
(Date of earliest event reported)	January 15, 2008

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)
Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103-4298

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

We announced the following management change on January 17, 2008. This change was approved by the board of directors of ONEOK Partners GP, LLC on January 15, 2008.

Caron A. Lawhorn, 46, was named senior vice president and chief accounting officer for ONEOK Partners, L.P. effective immediately. Ms. Lawhorn has served as senior vice president and chief accounting officer for ONEOK, Inc. since January 1, 2007 and will continue to serve in this capacity. Prior to her current position, Ms. Lawhorn served our company in the following capacities:

  senior vice president of financial services and treasurer from January 2005 to January 2007;
  vice president and controller from August 2004 to January 2005;
  vice president of audit and risk control from May 2003 to August 2004; and
  manager of audit services from September 1998 to May 2003.

We do not have an employment agreement with Ms. Lawhorn. However, Ms. Lawhorn has previously entered into a Termination Agreement with ONEOK, Inc., the parent company of our sole general partner, ONEOK Partners GP, LLC. ONEOK Partners GP, LLC has no employees and utilizes the services of ONEOK, Inc. and ONEOK Services Company to fulfill its responsibilities. Under the Termination Agreement, severance payments and benefits are payable if Ms. Lawhorn's employment is terminated by ONEOK, Inc. for "just cause" or by her for "good reason" at any time within three years of a change in control of ONEOK, Inc. Severance payments and benefits include a lump sum payment equal to a multiple of Ms. Lawhorn's annual compensation, which includes annual base salary and the greater of her bonus for the last year preceding a change in control or her target bonus for the year in which the change in control occurs. Ms. Lawhorn would also be entitled to a prorated portion of her targeted short-term incentive compensation and accelerated vesting of retirement and other benefits, as well as continuation of welfare benefits for a certain number of months.

Item 9.01	Financial Statements and Exhibits
Exhibits

10.1 Form of Termination Agreement dated as of January 5, 2005 (incorporated by reference to Exhibit 99.1 to Northern Border Partners, L.P., now ONEOK Partners, L.P. Form 8-K filed on January 11, 2005).

99.1 Press release issued by ONEOK Partners, L.P. dated January 17, 2008.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., General Partner

Date:	January 18, 2008	By:	/s/ Curtis L. Dinan
Curtis L. Dinan
Senior Vice President - Chief Financial Officer and Treasurer

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